Exhibit 99.1
n e w s  r e l e a s e
QLT COMPLETES CDN$65.5 MILLION REAL ESTATE TRANSACTION

For Immediate Release	September 2, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today the closing of its previously disclosed agreement to sell the land and building comprising its corporate headquarters and the adjacent undeveloped parcel of land in Vancouver, British Columbia to Discovery Parks Holdings Ltd., in its capacity as trustee of Discovery Parks Trust and Discovery Parks Trust 2 (“Discovery Parks”), for Cdn$65.5 million. In conjunction with the sale, QLT has entered into a five-year lease with Discovery Parks for approximately thirty percent of the facility and will provide two-year 6.5% interest-only second mortgage vendor financing in the amount of Cdn$12 million.
“This now marks the completion of another non-core asset transaction,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We are very pleased with the progress we have made in our efforts to restructure the Company. We believe the Company is nicely positioned to deliver on the remainder of our principal goals, including the divestment of our remaining non-core asset Eligard® and advancements in our clinical development programs, including obtaining data from our Phase 2 CORE study examining our punctal plug elution technology.”
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.
About Discovery Parks Trust
Discovery Parks Trust designs and builds research facilities for the benefit of the people of British Columbia. It is B.C.’s leading operator of office and laboratory research space for the technology and life sciences sectors. By housing spin-off companies and those seeking to develop stronger relationships with post-secondary institutions, Discovery Parks’ multi-tenant facilities provide an essential bridge between industry and academia in B.C. for knowledge and technology transfer. A unique social enterprise, Discovery Parks is a private trust with a public purpose. It has distributed more than $12.6 million of its operating profits to benefit academic research in B.C. A leader in green building development, Discovery Parks built Canada’s first LEED-certified lab building in 2003 and is currently constructing DiscoveryGreen in Burnaby, B.C.
In 2002, Discovery Parks was recognized by its peers with the Outstanding Research/Science Park Achievement Award from the Association of University Research Parks. Discovery Parks is also a key contributor to the B.C. Technology Industry Scholarship Fund, supporting young scientists and technologists in their academic endeavours. For more information, visit Discovery Parks’ web site at www.discoveryparks.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release that are not historical facts constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our statements related to our plans to divest our remaining non-core assets and advancements in our clinical development programs described in the press release; and statements which contain language such as “expects,” “will,” “plans,” “potential,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual events or results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s ability to successfully complete the sale of one or more of our assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies and the associated costs of these programs (including our punctal plug technology); the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and other factors, including those described in detail in QLT’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.